Exhibit 99.1

Company Contacts:
George A. Abd	Randy C. Martin
President and	Executive Vice President and
Chief Executive Officer	Chief Financial Officer
(314) 721-4242	(314) 721-4242
For Immediate Release
Monday, March 12, 2007
SPARTECH CORPORATION ANNOUNCES INCREASED FIRST QUARTER EARNINGS AND RAISES 2007 GUIDANCE

ST. LOUIS, March 12, 2007 — Spartech Corporation (NYSE:SEH) announced today its operating results for its first quarter ended February 3, 2007.
First Quarter 2007 Highlights:
•	Diluted earnings per share were $0.25 compared to $0.18 recorded in the first quarter of 2006. Net Earnings increased to $8.1 million from $5.7 million in last year’s quarter.

•	Material margin remained stable at 35 cents per pound sold and conversion costs improved by one cent per pound sold which were the primary drivers for the increase in gross margin to $39.2 million, $5 million over the prior year quarter.

•	Cash flows provided by operations of $17.2 million were the highest amount for a first quarter in the Company’s history. Working capital as a percentage of sales improved by 2.2% compared to the first quarter of 2006.

•	Our Green Initiative product sales volume continued to grow at a brisk pace, increasing by 17% over the first quarter of 2006, during a weak general demand environment.

•	The Company is increasing our earnings guidance for fiscal 2007 by $0.02 per share as a result of the positive performance in the first quarter. Our revised guidance for fiscal year 2007 is a range of $1.55 to $1.62 per share, before the impact of special items.
Overview of Results
Net sales for the first quarter were $347.3 million compared to $343.6 million in the first quarter of 2006, representing an increase of 1% including the impact of an additional week in our fiscal 2007 first quarter. The quarter began with a very weak demand environment in November, driven by significant inventory corrections in most end markets. Demand stabilized as the quarter developed while still not quite up to 2006 levels due to shortfalls in the automotive, heavy truck and residential construction markets.
Operating earnings for the first quarter of 2007 were $17.4 million compared to $14.9 million in the prior year first quarter. Included in operating earnings for the current quarter were $0.2 million of costs related to plant restructurings compared to $0.5 million in the prior year first quarter. This increase in operating earnings reflects a stable material margin combined with conversion costs which decreased one cent per pound, more than offsetting higher per pound selling, general and administrative costs related to professional fees, information technology developments, and bad debt expenses. Conversion costs were down due to lower energy costs and better management of our company-wide freight program. Reported net earnings totaled $8.1 million or $.25 per diluted share for the first quarter of 2007 compared to $5.7 million or $0.18 per diluted share in the first quarter of 2006.

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Commenting on the results, George A. Abd, President and CEO, stated, “We were pleased with the results in our first quarter. I believe that the results are due to the improved structure that now exists at our Company, based on the changes made in the past two years, which can deliver a strong earnings performance even in a weaker volume quarter.”
Mr. Abd continued, “Our focus on cash performance resulted in cash from operations which set a first quarter record for the Company, improving by 16% over last year. We have made significant progress in our three key capital initiatives for the year, the construction of new facilities in Greenville, Ohio and Ramos, Mexico as well as our Oracle ERP implementation which will continue throughout the year. As a result of the progress in achieving operational efficiencies, and even given the uncertainty in some key end markets, we are raising our guidance for the full year to $1.55-$1.62 per share.”
Segment Results
Custom Sheet & Rollstock — Net sales increased 2% and operating earnings were up 26% from the first quarter of 2006.

(In Millions)	First Quarter

	2007	2006

Net Sales	$223.3	$218.3

Operating Earnings	$16.0	$12.7

This sales increase included a 3% decrease in underlying sales volume, a 7% benefit from the additional week of sales, and a 2% decrease from price/mix changes. The volume decrease was mostly due to lower sales in the residential building and recreation and leisure markets. These decreases were partially offset by continued strong sales in food packaging and increases in the material handling markets. The decrease in price/mix is the net effect of lower resin costs and a more favorable mix of products sold.
The increase in operating earnings were driven by a 1.3 cent increase in material margin complemented by a 0.8 cent per pound improvement in conversion costs as well as the additional week of operating results. Lower labor, freight, and utilities costs more than offset higher bad debt expense in the first quarter.
Color & Specialty Compounds — Net sales were down 1% and operating earnings were down 11% from the first quarter of 2006.

(In Millions)	First Quarter

	2007	2006

Net Sales	$105.5	$106.4

Operating Earnings	$4.0	$4.5

The sales change was comprised of a 4% decrease in underlying pounds sold, a 7% benefit from the additional week of sales, and a 4% decrease in price/mix. The decrease in volume related to a decrease in sales of color concentrates which were significantly impacted by customer inventory de-stocking in November and December and a small decrease in sales to the transportation market, offset somewhat by continued strong sales related to commercial roofing applications. The decrease in price/mix is primarily related to the effect of lower resin costs as well as a lower mix of color concentrate sales.
The decrease in operating earnings was mostly related to a decrease in material margin caused by lower sales of color concentrates which have a higher per pound margin. Conversion costs decreased on an absolute dollar and dollar per pound basis due to the favorable impact of our prior year plant consolidations and lower freight and utilities costs. Selling, general and administrative expenses decreased slightly due to lower labor-related costs partially offset by the impact of an additional week.

Engineered Products — Net sales decreased 2% while operating earnings were much stronger than the first quarter of 2006.

(In Millions)	First Quarter

	2007	2006

Net Sales	$18.4	$18.9

Operating Earnings	$1.6	$1.0

The decrease in sales reflects a lower volume of wheels to the lawn and garden market and weaker sales to the marine industry along with decreases in resin costs. The increase in operating earnings were driven by a higher profitability of our wheels business and the favorable impact of the additional week, partially offset by foreign currency exchange losses for this segment.
Cash Flow Performance
Cash provided by operating activities was $17.2 million in the first quarter of 2007 compared to $14.8 million in the prior year quarter, setting a new record for performance in a first quarter. This cash was available to fund the planned increase in capital expenditures for the plant expansions and information technology developments which resulted in total capital expenditures of $10.2 million and to repurchase shares of our common stock totaling $10.4 million in the first quarter, while only borrowing $3.8 million. As of the end of the first quarter of 2007, we had $298.5 million of total debt representing a debt to equity ratio of .68 to 1 and we have availability under our bank credit facility of $241 million.
This continued favorable performance in operating cash flow primarily reflects stronger earnings and solid performance in managing our working capital. Our average days sales outstanding improved from 53 days at January 28, 2006 to 50 days at February 3, 2007. At the same time, our days payable outstanding improved from 34 days at January 28, 2006 to 42 days at February 3, 2007, while inventory turns were slightly less favorable at 8.9 times as of February 3, 2007.
Earnings Guidance
The Company is increasing the high end of its earnings guidance for fiscal 2007 by $0.02 per share as a result of our positive performance in the first quarter of 2007. Our revised guidance for fiscal year 2007 is a range of $1.55 to $1.62 per share, before the impact of special items related to restructuring and exit costs. This guidance reflects a full year of recently completed restructuring activities and the current weaker market demand conditions being experienced in the automotive, building and construction, and heavy truck markets.
* * * * * *
Spartech Corporation is a leading producer of engineered thermoplastic sheet materials, polymeric compounds and concentrates, and engineered product solutions. The Company has facilities located throughout the United States, Canada, Mexico, and Europe with sales of approximately $1.5 billion, annually.

Safe Harbor For Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relate to future events and expectations, include statements containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors which have impacted and could impact our operations and results include: (a) adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for products of the types we produce; (b) the ability to compete effectively on product performance, quality, price, availability, product development, and customer service, (c) material adverse changes in the markets we serve, including the transportation, packaging, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical; (d) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated from acquired businesses and their integration; (e) volatility of prices and availability of supply of energy and of the raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas, including future effects of natural disasters; (f) our inability to manage or pass through an adequate level of increases to customers in the costs of materials, freight, utilities, or other conversion costs; (g) our inability to predict accurately the costs to be incurred, time taken to complete, or savings to be achieved in connection with announced production plant restructurings; (h) adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations; (i) adverse developments with work stoppages or labor disruptions, particularly in the automotive industry; (j) our inability to achieve operational efficiency goals or cost reduction initiatives; (k) our inability to develop and launch new products successfully; (l) restrictions imposed on us by instruments governing our indebtedness, and the possible inability to comply with requirements of those instruments; (m) possible weaknesses in internal controls; and (n) our ability to successfully complete the implementation of a new enterprise resource planning computer system. We assume no duty to update our forward-looking statements, except as required by law.

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited and dollars in thousands, except per share data)

	Three Months Ended
	February 3,	January 28,
	2007	2006
Net sales	$347,254	$343,591
Cost and expenses
Cost of sales	308,328	309,819
Selling, general and administrative	20,360	17,731
Amortization of intangibles	1,138	1,170

	329,826	328,720

Operating earnings	17,428	14,871
Interest expense, (net of interest income: 2007 $120; 2006 $67)	4,763	5,752

Earnings before income taxes	12,665	9,119
Income taxes	4,600	3,463

Net earnings	$8,065	$5,656

Net earnings per common share
Basic	$.25	$.18

Diluted	$.25	$.18

Dividends declared per common share	$.135	$.125

Note: Our fiscal year ends on the Saturday closest to October 31. Because of this convention, periodically our fiscal year has an additional week and 2007 will be reported as a 53-week year. Our first quarter ended February 3, 2007 results included 14 weeks compared to 13 weeks in the first quarter of the prior year.

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	February 3,
	2007	October 28,
	(Unaudited)	2006
Assets
Current assets
Cash and cash equivalents	$6,240	$5,372
Receivables, net	180,596	200,728
Inventories	128,071	122,329
Prepaids and other	16,016	14,193

Total current assets	330,923	342,622
Property, plant and equipment, net	302,769	304,779
Goodwill	350,399	350,399
Other intangible assets, net	35,537	36,582
Other assets	7,585	7,412

Total assets	$1,027,213	$1,041,794

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$6,872	$6,898
Accounts payable	139,961	149,520
Accrued liabilities	45,773	51,186

Total current liabilities	192,606	207,604
Long-term debt, less current maturities	291,673	282,325
Deferred taxes	98,023	97,681
Other long-term liabilities	5,600	11,491

Total long-term liabilities	395,296	391,497
Shareholders’ equity
Common stock, 33,131,846 shares issued in 2007 and 2006	24,849	24,849
Contributed capital	200,273	198,661
Retained earnings	244,139	240,398
Treasury stock, at cost, 1,160,592 shares in 2007; 1,007,766 shares in 2006	(29,355)	(22,845)
Accumulated other comprehensive (loss) income	(595)	1,630

Total shareholders’ equity	439,311	442,693

Total liabilities and shareholders’ equity	$1,027,213	$1,041,794

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited and dollars in thousands)

	Three Months Ended
	February 3,	January 28,
	2007	2006
Cash flows from operating activities
Net earnings	$8,065	$5,656
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	10,387	10,049
Stock-based compensation expense	1,125	939
Restructuring and exit costs	188	--
Change in current assets and liabilities	(3,824)	(3,735)
Other, net	1,222	1,907

Net cash provided by operating activities	17,163	14,816

Cash flows from investing activities
Capital expenditures	(10,240)	(4,012)

Net cash used for investing activities	(10,240)	(4,012)

Cash flows from financing activities
Bank credit facility borrowings (payments), net	4,127	(3,283)
Payments on bonds and leases	(319)	(328)
Cash dividends on common stock	(4,015)	(3,851)
Stock options exercised	4,127	1,780
Treasury stock acquired	(10,413)	(1,541)
Excess tax benefits from stock-based compensation	265	172

Net cash used for financing activities	(6,228)	(7,051)

Effect of exchange rate changes on cash and cash equivalents	173	(3)
Increase (decrease) in cash and cash equivalents	868	3,750
Cash and cash equivalents at beginning of year	5,372	4,601
Cash and cash equivalents at end of quarter	$6,240	$8,351

SPARTECH CORPORATION
We believe that operating earnings, net earnings, and earnings per share excluding special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company’s comparable operating results. Special items (restructuring and exit costs) represent significant charges that we believe are important to an understanding of the Company’s overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. The following reconciles GAAP to non-GAAP measures for operating earnings, net income, and earnings per share excluding special items used within this release. Amounts are unaudited and in thousands, except per share data.

	Three Months Ended
	February 3,	January 28,
	2007	2006
Operating Earnings (GAAP)	$17,428	$14,871
Restructuring and Exit Costs, net	238	466

Operating Earnings Excluding Special Item (Non-GAAP)	$17,666	$15,337

Net Earnings (GAAP)	$8,065	$5,656
Restructuring and Exit Costs, net	148	289

Net Earnings Excluding Special Items (Non-GAAP)	$8,213	$5,945

Earnings Per Diluted Share (GAAP)	$.25	$.18
Special Items (Restructuring and Exit Costs)	-	.01

Earnings Per Diluted Share Excluding Special Items (Non-GAAP)	$.25	$.19